Registration No. 33-45730
                                                               Rule 424(b)(3)

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 10, 1992

                Merrill Lynch Mortgage Investors, Inc., Seller
          PrimeFirst(Registered Trademark) Adjustable Rate Mortgage
                Senior/Subordinate Pass-Through Certificates,
                     Series 1992A, Class B (Subordinate)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
     _________________________________________________________________

     On April 10, 1992, the PrimeFirst(Registered Trademark) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1992A, Class B (the "Class B Certificates") were issued in an approximate original aggregate principal amount of $16,555,296.69. The Class B Certificates represented beneficial interests of approximately 6.50% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of February 1, 1992 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "The Master Servicer MLCC and its PrimeFirst Mortgage Program-- Delinquency and Loan Loss Experience" on pages 24 and 25 of the Prospectus are hereby updated, in their entirety, as follows:


         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE


                            (Dollars in Thousands)


         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)
                                      December 31, 1996              December 31, 1995              December 31, 1994
         			 --------------------------    ----------------------------    -------------------------
                                  Number of                                                     Number of
                                 PrimeFirst       Principal        Number of      Principal    PrimeFirst      Principal
                                   Loans            Amount     PrimeFirst Loans    Amount        Loans           Amount
				 -----------      ---------    ----------------   ---------    ----------      ---------
PrimeFirst Loans
  Outstanding . . . . . . . .       11,054       $4,331,131           8,272      $3,536,761       7,615        $3,351,328
Delinquency Period
  30-59 Days  . . . . . . . .          180       $   84,297             127      $   56,370         121        $   86,279
  60-89 Days  . . . . . . . .           19            6,583              13           7,917          20            18,152
  90 Days or More*  . . . . .           29           27,590              44          45,749          17            19,257
				    ------       ----------           -----      ----------       -----        ----------
     Total Delinquency  . . .          228          118,470             184      $  110,036         158        $  123,688
				    ======       ==========           =====      ==========       =====        ==========
Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding . . . . . . . .         2.06%            2.74%           2.22%           3.11%       2.07%             3.69%

Foreclosures  . . . . . . . .           29       $   39,100              28      $   38,209          18        $   15,637
Foreclosures as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding . . . . . . . .         0.26%            0.90%           0.34%           1.11%       0.24%             0.47%




_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                Year Ended        Year Ended          Year Ended
                                             December 31, 1996 December 31, 1995   December 31, 1994
 					     ----------------- -----------------   -----------------
Average Principal Balance of PrimeFirst
  Loan Portfolio . . . . . . . . . . . . .      $3,933,946        $3,444,045            $2,807,875
Average Number of PrimeFirst Loans
  Outstanding
  During the Period . . . . . . . . . . . .          9,663             7,944                 6,287

Gross Charge-offs . . . . . . . . . . . . .     $    6,157        $    1,840            $      457
Recoveries  . . . . . . . . . . . . . . . .              0                 0                     0
						----------        ----------            ----------
Net Charge-offs . . . . . . . . . . . . . .     $    6,157        $    1,840            $      457
						==========        ==========            ==========
Net Charge-offs as a percent of Average
  Principal Balance Outstanding . . . . . .           0.16%             0.05%                 0.02%



     Additionally, the information contained in the table entitled "Cut-Off Date Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages 18 and 21, respectively, of the Prospectus is hereby updated to indicate, as of December 31, 1996, the Mortgage Loan Balances and margins of the Mortgage Loans:


                  PRINCIPAL BALANCES AS OF DECEMBER 31, 1996


                                                                                               % of Mortgage
                 Range of                       Number of                                         Pool by
            Principal Balances               Mortgage Loans      Principal Balance           Principal Balance
---------------------------------------      --------------      -----------------           -----------------
$    0.00-     49,999.99  . . . . . . .                6             $189,788.24                    0.19%
$    55,000.00-     59,999.99 . . . . .                1               55,330.84                    0.05
$    75,000.00-     99,999.99 . . . . .                4              367,189.10                    0.36
$    100,000.00-    149,999.99  . . . .                5              560,500.77                    0.55
$    150,000.00-    199,999.99  . . . .               19            3,504,624.67                    3.44
$    200,000.00-    249,999.99  . . . .               25            5,580,234.00                    5.48
$    250,000.00-    299,999.99  . . . .               33            9,397,106.09                    9.25
$    300,000.00-    349,999.99  . . . .               20            6,470,580.88                    6.36
$    350,000.00-    399,999.99  . . . .               23            8,606,683.50                    8.46
$    400,000.00-    449,999.99  . . . .               10            4,160,989.49                    4.09
$    450,000.00-    499,999.99  . . . .               12            5,733,656.02                    5.63
$    500,000.00-    549,999.99  . . . .                7            3,674,742.08                    3.61
$    550,000.00-    599,999.99  . . . .               11            6,337,128.17                    6.23
$    600,000.00-    649,999.99  . . . .                5            3,101,638.80                    3.05
$    650,000.00-    699,999.99  . . . .                1              660,000.00                    0.65
$    700,000.00-    749,999.99  . . . .                7            5,103,427.84                    5.02
$    750,000.00-    799,999.99  . . . .                4            3,056,719.72                    3.00
$    800,000.00-    849,999.99  . . . .                1              800,000.00                    0.79
$    850,000.00-    899,999.99  . . . .                1              861,985.74                    0.85
$    900,000.00-    949,999.99  . . . .                3            2,799,319.48                    2.75
$    950,000.00-    999,999.99  . . . .                2            1,978,110.07                    1.94
$    1,000,000.00-  1,099,999.99  . . .                5            5,224,334.27                    5.13
$    1,100,000.00-  1,199,999.99  . . .                2            2,242,905.41                    2.20
$    1,200,000.00-  1,299,999.99  . . .                2            2,518,658.06                    2.48
$    1,300,000.00-  1,399,999.99  . . .                2            2,660,000.00                    2.61
$    1,500,000.00-  1,599,999.99  . . .                1            1,500,000.00                    1.47
$    1,600,000.00-  1,699,999.99  . . .                2            3,250,000.00                    3.19
$    1,900,000.00-  1,999,999.99  . . .                2            3,999,400.81                    3.93
$    2,000,000.00-  2,099,999.99  . . .                1            2,064,000.00                    2.03
$    2,200,000.00-  2,299,999.99  . . .                1            2,225,000.00                    2.19
$3,000,000.00 or Higher . . . . . . . .                1            3,075,000.00                    3.02
                                                    ----        ----------------                  -------
                    TOTALS  . . . . . .              219        $ 101,759,054.05                  100.00%
                                                    ====        ================                  =======



                   RANGE OF MARGINS AS OF DECEMBER 31, 1996

                                                                                   % of Mortgage
                               Number of                                              Pool by
      Margin/(1)/            Mortgage Loans         Principal Balance            Principal Balance
----------------------       --------------      ---------------------           -----------------
   -0.250%                          22           $  30,708,518.66                     30.18%
   -0.125%                          36              22,616,601.58                     22.23
    0.000%                         113              38,672,265.38                     38.00
    0.250%                          48               9,761,668.43                     9.59
                                   ---            ---------------                    -------
                 TOTALS            219            $101,759,054.05                    100.00%
                                   ===            ===============                    =======

________________________
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed 18.00% per annum.
                             ____________________

                The date of this Supplement is March 31, 1997.